Exhibit 21.1

List of Subsidiaries

As of the date of this prospectus, Inter Platform, Inc. only subsidiary is Inter Holding Financeira S.A., a corporation (sociedade por ações) incorporated under the laws of the Federative Republic of Brazil. Inter Holding Financeira S.A. is the direct controlling shareholder of Banco Inter S.A. The following are the subsidiaries of Banco Inter S.A.

Subsidiary of Banco Inter S.A.	Jurisdiction of Incorporation	Business Name
Inter Distribuidora de Títulos e Valores Mobiliários Ltda.	Brazil	Inter DTVM
Inter Marketplace Intermediação de Negócios e Serviços Ltda.	Brazil	Inter Marketplace
IM Designs Desenvolvimento de Software Ltda.	Brazil	IM Designs
Acerto Cobrança e Informações Cadastrais S.A.	Brazil	Meu Acerto
Inter Asset Holding S.A.	Brazil	n/a
Inter Digital Corretora de Seguros Ltda.	Brazil	Inter Seguros
Granito Instituição de Pagamento S.A. (under common control)	Brazil	Granito
Inter Food S.A (subsidiary of Inter Marketplace Intermediação de Negócios e Serviços Ltda.)	Brazil	Duo Gourmet
Inter Café Ltda. (subsidiary of Inter Marketplace Intermediação de Negócios e Serviços Ltda.)	Brazil	Inter Café
Inter Boutiques Ltda. (subsidiary of Inter Marketplace Intermediação de Negócios e Serviços Ltda.)	Brazil	Inter Store
Inter Asset Gestão de Recursos Ltda (Subsidiary of Inter Asset Holding S.A.)	Brazil	Inter Asset
Pronto Money Transfer Inc.	California	USEND
Usend Financial Services ULC (subsidiary of Pronto Money Transfer Inc.)	Canada	USEND
Usend Tecnologia e Serviços Financeiros Ltda. (subsidiary of Pronto Money Transfer Inc.)	Brazil	USEND
Usend Ltd. (subsidiary of Pronto Money Transfer Inc.)	United Kingdom	USEND